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                                                                    EXHIBIT 99.1

[ROCKWELL MEDICAL TECHNOLOGIES, INC. LOGO]

COMPANY PRESS RELEASE

                                                           Contact: Thomas Klema
                                                                  (248) 960-9009

ROCKWELL MEDICAL TECHNOLOGIES, INC. REPORTS 35% INCREASE IN SALES REVENUE FOR SECOND QUARTER OF 2003

WIXOM, MICHIGAN, August 7, 2003 -- Rockwell Medical Technologies, Inc. (Nasdaq:
RMTI), a leading, innovative hemodialysis concentrate manufacturer in the healthcare industry, reported today that its second quarter 2003 sales were $3,454,000, an increase of 35% over the second quarter of 2002. The Company's net loss was ($93,230) in the second quarter of 2003, which was a $285,000 improvement over the second quarter of 2002. Second quarter loss per share narrowed to ($.01), a $.04 per share improvement over the second quarter of 2002. The Company generated positive EBITDA in the second quarter of 2003.

Sales in the first half of 2003 increased 37.5% compared to the first half of 2002. Gross profit margin increased 5.7 percentage points to 15.2%. Net loss in the first half of 2003 was reduced to ($180,000), reflecting a $545,000 improvement compared to the first half of 2002. Loss per share for the six months ended June 30, 2003 improved to ($.02) as compared to ($.10) for the first six months of 2002.

The improvement in operating results was due to increased sales volume and improved operating efficiencies. The Company realized substantial growth from its Dri-Sate(R) Dry Acid Concentrate product line with sales revenue up 38% compared to the first half of 2002. Increased ancillary product sales, driven by increased sales of blood tubing, also contributed to the sales increase in 2003.

Mr. Robert L. Chioini, Chairman, CEO, and President of Rockwell Medical Technologies, Inc. stated, "We are pleased with the progress we have made in the first half of 2003. We have continued to experience a substantial increase in sales revenue, improvement in our gross profit margin and progress in the development and approval strategy of our dialysate iron product. Going forward, we have solid customer commitments and contracts that we expect will result in steady improvement in our sales growth during the second half of the year. We anticipate this continued development will enable Rockwell to achieve a profitable level of operations in its core concentrate business."

Rockwell has licensed patents that give the Company exclusive, worldwide rights to manufacture, market and distribute dialysate solutions containing water soluble iron that can be administered to hemodialysis and peritoneal dialysis patients with renal failure. During Phase II clinical trials the iron compound ferric pyrophosphate, delivered to hemodialysis patients via dialysate, was well tolerated and proved to be effective at iron maintenance therapy without causing the serious side effects present with current intravenous (IV) iron products. The Company is required to obtain FDA approval to market its dialysate iron product. The Company estimates the IV iron market to be approximately $270 million.

Rockwell Medical Technologies, Inc. is an innovative leader in manufacturing, marketing and delivering high-quality dialysis solutions, powders and ancillary products to hemodialysis providers. Hemodialysis is a process that duplicates kidney function for patients whose kidneys have failed to work properly and suffer from end-stage renal disease (ESRD). There are an estimated 350,000 dialysis patients in the United States and the incidence of ESRD has increased 6-8% on average each year over the last decade. Rockwell's products are used to cleanse the ESRD patient's blood and replace nutrients in the bloodstream. Rockwell offers the patent-protected Dri-Sate(R) Dry Acid Mixing System, Liquid Concentrate, SteriLyte(R) Liquid Bicarbonate, Powder Bicarbonate, Blood Tubing Sets, Fistula Needles and a wide range of ancillary dialysis items. Visit Rockwell's website at www.rockwellmed.com for more information.

Certain statements in this press release with respect to Rockwell's business and operations, including the statements regarding the Company's ability to achieve a profitable level of operations and the potential of the Company's proprietary dialysate iron product, constitute "forward-looking statements" within the meaning of the Private Securities Litigation

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Reform Act of 1995. These forward-looking statements reflect management's expectations and are based upon currently available information. Management of Rockwell believes the expectations reflected in the forward-looking statements made in this press release are based upon reasonable assumptions. However, certain factors could occur that might cause actual results to vary. These include, but are not limited to, general economic conditions, economic conditions in the hemodialysis industry, competitive factors, failure to obtain FDA approval, and other factors discussed in Rockwell's reports filed with the Securities and Exchange Commission. The forward-looking statements should be considered in light of these risks and uncertainties.



               ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                         CONSOLIDATED INCOME STATEMENTS

           FOR THE THREE MONTHS ENDED JUNE 30, 2003 AND JUNE 30, 2002

                                 (WHOLE DOLLARS)
                                   (Unaudited)

                                        THREE MONTHS     THREE MONTHS     SIX MONTHS       SIX MONTHS
                                           ENDED            ENDED            ENDED            ENDED
                                       JUNE 30, 2003    JUNE 30, 2002    JUNE 30, 2003    JUNE 30, 2002
                                       -------------    -------------    -------------    ------------
SALES .............................     $ 3,453,554      $ 2,562,594      $ 6,888,291      $5,007,924
Cost of Sales .....................       2,881,154        2,298,477        5,843,091       4,532,156
                                        -----------      -----------      -----------      ----------
  GROSS PROFIT ....................         572,400          264,117        1,045,200         475,768
Selling, General and                        608,592          618,365        1,128,827       1,146,234
  Administrative...................     -----------      -----------      -----------      ----------
  OPERATING LOSS ..................         (36,192)        (354,248)         (83,627)       (670,466)
Interest Expense, net .............          57,038           24,550           96,396          54,546
                                        -----------      -----------      -----------      ----------
  NET LOSS ........................     $   (93,230)     $  (378,798)     $  (180,023)     $ (725,012)
                                        ===========      ===========      ===========      ==========

Average shares outstanding ........       8,488,283        7,804,934        8,488,283        7,547,469
BASIC AND DILUTED LOSS PER SHARE ..     $      (.01)     $      (.05)     $      (.02)     $      (.10)